UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 12, 2010

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Colfax Corporation (the “Company”), has accepted the resignation of Dr. Michael Matros as the Company’s  Senior Vice President, General Manager—Allweiler, effective April 12, 2010.  The full text of the Company’s press release issued on April 13, 2010 is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

In connection with Dr. Matros’ resignation, the Company’s Allweiler subsidiary and Dr. Matros entered into a Termination Agreement (the “Termination Agreement”) on April 12, 2010, which modifies the terms of the Service Contract for Board Member between Dr. Matros and the Company dated November 14, 2006 (the “Service Contract”).  The following summary of the terms and conditions of the Termination Agreement that modify the terms of the Service Contract is qualified in its entirety by reference to the full text of the Termination Agreement, which is attached hereto as Exhibit 10.1.

The Termination Agreement ends the formal service relationship between Dr. Matros and Allweiler effective as of December 31, 2010 (the “Termination Date”).  However, Dr. Matros’ resignation from his office is effective as of April 12, 2010 and he is irrevocably released from his duty to render services to Allweiler as of that date.  The Termination Agreement provides that Dr. Matros will be entitled to receive cash payments of  (i) €16,667.67 per month through the Termination Date as his fixed remuneration due under the Service Contract,  (ii) €54,000 to be paid on or before the Termination Date in lieu of any bonus for 2010, and (iii) a €250,001.02 severance payment to be made on or before the Termination Date.

Item 8.01 Other Events.

On April 13, 2010, the Company announced that Arne Forslund has been appointed  Senior Vice President – Europe, Middle East, Africa and Asia.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Termination Agreement, dated April 12, 2010, between Dr. Michael Matros and the Company

	99.1	Colfax Corporation press release dated April 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: April 16, 2010	By:	/s/ Thomas M. O’Brien
	Name:	Thomas M. O’Brien
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Termination Agreement, dated April 12, 2010, between Dr. Michael Matros and the Company

99.1	Colfax Corporation press release dated April 13, 2010